The transactions described in this press release involve securities of a foreign company. The transactions are subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this press release has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

December 14, 2012
Name of Company: Mikuni Coca-Cola Bottling Co., Ltd.
Name of Representative: Motoyoshi Shiina, Representative Director President
(Code No.: 2572 1st Section, TSE)
Inquiries: General Affairs and IR Department
Hiroyuki Kitagawa, Manager
(TEL: +81-48-774-3131)

Notice of the Capital and Business Alliance between Mikuni Coca-Cola Bottling Co., Ltd. and The Coca-Cola Company, and Notice of Changes to the Largest Shareholder and Other Affiliated Companies

At a meeting of its board of directors held on December 14, 2012, Mikuni Coca-Cola Bottling Co., Ltd. (the “Company”) resolved to enter into a Capital and Business Alliance Agreement with The Coca-Cola Company (U.S.) (“TCCC”) as follows.
This capital and business alliance is expected to cause changes to the Company’s largest shareholder, as well as to its affiliated companies.  As of today, the Company passed resolutions to enter into a capital and business alliance with Mitsui & Co., Ltd., and implement a business integration with Coca-Cola Central Japan Co., Ltd., Tokyo Coca-Cola Bottling Co., Ltd. and TONE Coca-Cola Bottling Co., Ltd.  Please see the press releases “Notice of Capital and Business Alliance between Mikuni Coca-Cola Bottling Co., Ltd. and Mitsui & Co., Ltd.” and “Notice of Execution of Integration Agreement and Share Exchange Agreement Related to Management Integration of Four (4) Companies, i.e. Coca-Cola Central Japan Co., Ltd., Mikuni Coca-Cola Bottling Co., Ltd., Tokyo Coca-Cola Bottling Co., Ltd. and TONE Coca-Cola Bottling Co., Ltd., and the Company Split and Change in Trading Name of Coca-Cola Central Japan Co., Ltd.”, respectively, for details.

1.	Capital and Business Alliance
(i)	Reason For the Capital and Business Alliance
In recent years, there has been increased diversification in the tastes of consumers and cost competition among competitors has further intensified in the soft drink industry in Japan.
As noted in Section 2. below, under these circumstances, TCCC has entered into a share transfer agreement with Mitsui & Co., Ltd. – the Company’s largest shareholder – to acquire from Mitsui & Co., Ltd. 10,610,100 shares of common stock of the Company (22.00% of the total number of voting rights) through TCCC’s wholly owned subsidiary European Refreshments, and the Company, having determined that it is important to build an ever stronger cooperative relationship with TCCC in order to drive business growth and increase corporate value, has entered into a capital and business alliance with TCCC.

(ii)	Details of the Capital and Business Alliance
Through the capital and business alliance, the Company will promote the development of its business by cooperating and discussing matters with TCCC related to business operations such as the formulation, implementation and promotion of business strategies for improving productivity and efficiency.  The Company will also target the development of its business through personnel exchanges with TCCC.
The Capital and Business Alliance Agreement regarding this capital and business alliance will be entered into among three parties - the Company, TCCC and European Refreshments.  European Refreshments’ role in the alliance will be the acquisition and holding of the Company’s shares, and after acquiring the Company’s shares, European Refreshments will have the right to name three candidates for appointment as directors and one candidate for appointment as a corporate auditor in appointment proposals on the agenda at annual general meetings of shareholders of the Company, starting with the annual general meeting of shareholders for the fiscal year ending December 31, 2012 (scheduled to be held in March 2013).  Under the capital and business alliance agreement, European Refreshments wishes to select one of the directors nominated thereby as representative director, and the Company shall respect that wish.  As noted above, as of today, the Company has agreed to the business integration with Coca-Cola Central Japan Co., Ltd., Tokyo Coca-Cola Bottling Co., Ltd. and TONE Coca-Cola Bottling Co., Ltd., and if the business integration is implemented in accordance with this agreement, the Capital and Business Alliance Agreement will terminate upon the effective date of the share exchange in the business integration whereby the Company shall become a wholly owned subsidiary of Coca-Cola Central Japan Co., Ltd.

(iii)	Outline of the Counterparty in the Capital and Business Alliance
(1) Name	The Coca-Cola Company
(2) Location	One Coca-Cola Plaza, Atlanta, Georgia 30313, U.S.A.
(3) Name and title of representative	Muhtar Kent, Chairman of the Board and Chief Executive Officer
(4) Business	Sale of soft drinks (including syrups)
(5) Amount of capital	$1,760 million
(6) Date of incorporation	September 5, 1919
(7) Large shareholders and shareholding ratio	Berkshire Hathaway Inc. 8.89%

(8) Relationship between listed companies and the Company	Capital relations	Nothing of note
	Personal relations	Nothing of note
Business relations
TCCC, its subsidiary Coca-Cola (Japan) Company, and the Company have entered into an Agreement on Manufacture and Sale of Coca-Cola, etc. and Use of Trademarks, and is in a business relationship with Coca-Cola (Japan) Company including payment and receipt of rebates.

	Applicability of “related party (kankei toujisha)”	TCCC and its affiliates do not fall under related party (kankei toujisha) of the Company.
(9) Consolidated results of operation and consolidated financial position for the past three years of the Company
Fiscal Year Ending	December 31, 2009	December 31, 2010	December 31, 2011
Consolidated net assets	25,346	31,317	31,921
Consolidated total assets	48,671	72,921	79,974
Consolidated net assets per share (USD)	7.05	8.81	8.99
Consolidated sales	30,990	35,119	46,542
Consolidated operating profit	8,231	8,449	10,154
Consolidated pre-tax net profit	8,946	14,243	11,439
Consolidated net profit	6,906	11,859	8,634
Consolidated net profit per share (USD)	2.95	5.12	3.75
Dividend per share (USD)	1.64	1.76	1,88
Note: Unit: Millions of USD, unless otherwise noted.

Outline of the Counterparty in Capital and Business Alliance
(1) Name	European Refreshments
(2) Location	Southgate, Dublin Road, Drogheda, Co. Meath, Ireland
(3) Name and title of representative	Ann McKenna, Director
(4) Business	Sale of soft drinks (including syrups)
(5) Amount of capital	180,002 EUR
(6) Date of incorporation	Capital relations	Nothing of note
	Personal relations	Nothing of note
	Business relations	Nothing of note
	Applicability of “related party (kankei toujisha)”	European Refreshments and its affiliates do not fall under related party (kankei toujisha) of the Company.
Note: European Refreshments which will acquire the common stock of the Company through the capital and business alliance is a wholly owned subsidiary of TCCC.

(iv)	Schedule
(1) Board of directors meeting	December 14, 2012
(2) Execution of Capital and Business Alliance Agreement	December 14, 2012
(3) Stock acquisition date (scheduled)	December 20, 2012
Note: The Capital and Business Alliance Agreement regarding this capital and business alliance is conditioned upon European Refreshments’ acquisition of the aforementioned shares of common stock of the Company pursuant to the share transfer agreement between Mitsui & Co., Ltd. and European Refreshments coming into effect.

(v)	Outlook
The capital and business alliance will have no impact on the Company’s results for the current term.

2.	Changes to Largest Shareholder and Other Affiliated Companies
(i)	Background to Changes
The Company expects a change in its major shareholder with the largest shareholdings and affiliated companies due to the Company’s largest shareholder and affiliated company Mitsui & Co., Ltd. entering into a share transfer agreement with European Refreshments.  As European Refreshments is a wholly owned subsidiary of TCCC, TCCC will consequently indirectly hold shares of the Company and will newly qualify as a major shareholder with the largest shareholdings and an as affiliated company.  Mitsui & Co., Ltd. shall cease to be the largest shareholder and an affiliated company of the Company.
Mitsui & Co., Ltd. has stated that it is transferring these shares as a result of it having comprehensively examined the deal from the perspective of achieving the business integration between the four Coca-Cola bottler companies (including the Company) in the Kanto region and to optimize its business portfolio.  However, continued partnership between the Company and Mitsui & Co., Ltd. is still regarded as highly significant, and the Company has entered into a capital and business alliance agreement with Mitsui & Co., Ltd.

(ii)	Outline of Changes to Shareholders
Major Shareholder who will Cease to be the Largest Shareholder
(1) Name	Mitsui & Co., Ltd.
(2) Location	2-1, Otemachi 1-chome, Chiyoda-ku, Tokyo, Japan
(3) Name and title of representative	Masami Iijima. President and Chief Executive Officer
(4) Business
Sales, export/import and international trade, and manufacturing in fields including iron and steel products, mineral and metal resources, machinery and infrastructure, chemical products, energy and consumer goods.  Providing comprehensive services including retail, telecommunications, technology, transport, and finance.  Engaged in a broad range of fields, including new fields such as resource development business for mineral and metal resources and energy, IT, renewable energy, and environment related business.

(5) Amount of capital	341.4 billion JPY

New Largest Shareholder and Affiliated Company
(1) Name	European Refreshments
(2) Location	Southgate, Dublin Road, Drogheda, Co. Meath, Ireland
(3) Name and title of representative	Ann McKenna, Director
(4) Business	Sale of soft drinks (including syrups)
(5) Amount of capital	180,002 EUR
Note: The new largest shareholder and affiliated company European Refreshments is a wholly owned subsidiary of TCCC.

New Largest Shareholder and Affiliated Company (indirectly held)
(1) Name	The Coca-Cola Company
(2) Location	One Coca-Cola Plaza, Atlanta, Georgia 30313, U.S.A.
(3) Name and title of representative	Muhtar Kent, Chairman of the Board and Chief Executive Officer
(4) Business	Sale of soft drinks (including syrups)
(5) Amount of capital	$1,760 million
Note: Please see “1. Capital and Business Alliance (iii) Outline of the Counterparty in the Capital and Business Alliance” with respect to the outline of TCCC including the relationship between listed companies and the Company.

(iii)	Ratio of Shares Held by the Respective Shareholders (number of voting rights) and the Total Number of Shareholder Voting Rights
(1)	Mitsui & Co., Ltd.
	Attribute(s)	Number of Voting Rights (Ratio of Voting Rights Held)			Large Shareholder Ranking
		Directly Held	Subject to Totaling	Total
Prior to change (as of December 13, 2012)	Largest shareholder and affiliated company	172,396 (35.74%)	0 (0.00%)	172,396 (35.74%)	1st
After change	Major shareholder	66,295 (13.74%)	0 (0.00%)	66,295 (13.74%)	2nd

(2)	European Refreshments
	Attribute(s)	Number of Voting Rights (Ratio of Voting Rights Held)			Large Shareholder Ranking
		Directly Held	Subject to Totaling	Total
Prior to change (as of December 13, 2012)	－	0 (0.00%)	0 (0.00%)	0 (0.00%)	－
After change	Largest shareholder and affiliated company	106,101 (22.00%)	0 (0.00%)	106,101 (22.00%)	1st

(3)	The Coca-Cola Company (indirectly held)
	Attribute(s)	Number of Voting Rights (Ratio of Voting Rights Held)			Large Shareholder Ranking
		Directly Held	Subject to Totaling	Total
Prior to change (as of December 13, 2012)	－	0 (0.00%)	0 (0.00%)	0 (0.00%)	－
After change	Largest shareholder and affiliated company	0 (0.00%)	106,101 (22.00%)	106,101 (22.00%)	1st

Note 1:	Total number of shares without voting rights subtracted from the total number of issued and outstanding shares:	5,328,432
	Total number of issued and outstanding shares as of June 30, 2012:	53,555,732
Note 2:	Large shareholder ranking is based on the shareholder register as of June 30, 2012, and sets out the Company’s estimate at this time.
Note 3:	Ratio of voting rights held is rounded down to two decimal places.

(iv)	Scheduled Date of Change: December 20, 2012

(v)	Changes to Non-listed Parent Companies, etc. Subject to Disclosure

TCCC (which is the company with the largest influence on the Company out of the affiliated companies TCCC and European Refreshments) falls under the definition of parent company, etc. set forth in Rule 411 clause 2 of the Tokyo Stock Exchange Securities Listing Regulations.  However, TCCC is listed on the New York Stock Exchange (U.S.) and is therefore not subject to disclosure under Rule 411 clause 2.

(vi)	Outlook
The changes to largest shareholder and affiliated companies will have no impact on the Company’s results for the current term.  The Company’s understanding is that TCCC intends to continue to hold the Company’s shares in the medium and long term in order to build a strong and collaborative relationship with the Company.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company’s plans and expectations. These forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the Company and the other relevant parties actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, ‘future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions.  Actual results may differ materially in the future from those reflected in forward-looking statements contained in this document, due to various factors including but not limited to: failure of the parties to agree on some or all of the terms of the transactions; failure to obtain a necessary shareholders’ approval; inability to obtain some or all necessary regulatory approvals or to fulfill any other condition to the closing of the transaction; changes in laws or accounting standards, or other changes in the business environment relevant to the parties; challenges in executing our business strategies; the effects of financial instability or other changes in general economic or industry conditions; and other risks to consummation of the transaction.